Exhibit 8(a)(5)

                                                      Effective November 1, 1981

                               SCHEDULE OF CHARGES

                           SCUDDER INTERNATIONAL FUND

                    CUSTODY, BOOKKEEPING, PRICING ONCE A DAY

Quarterly Rate                                                       CUMULATED
   of Fee %             FUND ASSETS                    ANNUAL FEE    ANNUAL FEE
--------------          -----------                    ----------    ----------
    .050            on First $1,000,000                 $  2,000       $ 2,000

    .010            on next $29,000,000                 $ 11,600       $13,600

    .009            on next $10,000,000                 $  3,600       $17,200

    .008            on next $10,000,000                 $  3,200       $20,400

                    Fee on a $50,000,000 Fund           $ 20,400

    .007            on next $50,000,000                 $ 14,000       $34,400

                    Fee on a $100,000,000 Fund          $ 34,400

    .006            on all assets above $100,000,000

An activity charge of $10 will be made for each transaction including short-term instruments and maturities.

You would have the option of paying all fees and charges in brokerage at the rate of $2 of brokerage for each $1 of cash fee.

Minimum fee $20,000 per year.

To the above fees and charges would be added out-of-pocket expenses including but not limited to telephone, telex, postage and insurance, taxes or duties.

The fees and expenses of Subcustodians will be the responsibility of the client.